Synergy Brands reports first quarter results

Revenues increased by 18% to $17.6 Million.
Operating profit increased from a loss to  $303,000 gain.
Cash Flow from operations increased from a $547,000 loss to a $153,000 gain. Grocery operations (PHS Group) achieved record sales and net profit
Loss attributable to common shareholders narrowed by 37% to $295,000.

Syosset, NY, May 15, 2007 - Synergy Brands, Inc. (NASDAQ:SYBR)

HIGHLIGHTS:

o Synergy reported net profit of $163,000 from operating segments;

o Synergy EBITDA increased by 133% to $516,000 or $0.07 per share;

o PHS generated record revenues of $17.2 million;

o PHS net profit jumped by 177% to $259,000;

o Synergy after tax income from PERX increased by 489% to $91,000;

o Book Value increased from $5.7 million to $6.6 million;

o Working capital increases by 89% to $10.7 million.

SYNERGY BRANDS CONSOLIDATED RESULTS FOR QUARTER ENDED MARCH 31, 2007 AS COMPARED TO THE QUARTER ENDED MARCH 31, 2006.

Overall revenues increased by 18% to $17.6 million for the quarter ended March 31, 2007, as compared to $14.9 million for the same period in the prior year. The largest percentage increase was in the Company's grocery and HBA operations conducted through its wholly owned subsidiary PHS Group. The Company's grocery operation continued to develop additional vendor relationships in the grocery and HBA businesses as well as expand its Private Label programs. Other operations including cigar operations, discontinued operations and minority interest in travel accounted for less then 3% of the Company's overall business.

Gross profit increased by 32% to $1.4 million as compared to $1.1 million for the prior period. Operating profit increased to $303,000 from an operating loss of $11,000 while EBITDA increased by 133% to $517,000. The major contributing factor to the improvement is the consistent growth of PHS Group, the Company's Grocery, HBA and private label businesses. Operating profit for PHS Group increased to $671,000 from $387,000 while net profit increased to $259,000 from $94,000. The Company has been able to achieve profitability through increased sales and wider profit margins. The wider profit margins have been achieved through a diversification of the business from wholesale distribution to direct store deliveries and co-packing private label baking mixes and spices. PHS has been able to leverage its warehouse logistics into efficient distribution of private label products, both domestic and through importation. The Company plans to further expand into the Dominican Republic, Colombia, Israel and Canada and continue to expand its assembly operations in China for retail spice production. The Company narrowed its loss to $295,000 from $469,000. Although the Company reported a net loss, its cash flow from operations improved to $153,000. A large portion of the Company's expenses is non-cash charges, which include depreciation & amortization, non-cash financing and general and administrative costs. The predominant cause for the loss is the financing costs incurred in carrying the Company's accounts receivable and inventory. In order to increase revenues, the Company is required to carry a material amount of inventory and extend credit terms of between 10 to 60 days to both national accounts and small retail customers. The Company secured an $8 million senior long-term facility with a major shareholder as it retired its high cost revolving line of credit with IIG. The Company believes that in order to improve its operations and achieve profitability it will require continued financing of receivables, inventory and equipment.

PHS increased its revenues by 18% to $17.2 million for quarter ended March 31, 2007 as compared to $14.5 million prior period. The increase in PHS business is attributable to the further development of a private label grocery program designed to sell proprietary products, more specifically in the baking mix and spice market, to national chains located in the United States and Canada, and organic growth in sales to its customers in the Northeastern Section of the United States. Several PHS vendors created special packaging with promotional pricing that enabled PHS to widen its profit margin. As an example, special packaging was created for Folgers, Marcal paper, Crest displays, Duracell and Gillette among others, with unique retail display features, that PHS has been able to strongly promote during FY 2007 as opposed to marketing those products for normal replenishment. PHS is also developing proprietary packaging for national chains in the baking mix and spice retail sectors to be displayed in unique planograms. The Company believes that promotional displays allow PHS to sell better mixes of product as well as introduce new items in combination with regularly stocked items. As long as the Company maintains or expands its vendor relationships, management believes that it can continue to improve its operating results. Net profit for this segment was $259,000 for the quarter ended March 31, 2007 as compared to a profit of $94,000 for the quarter ended March 31, 2006

ABOUT SYNERGY BRANDS:

Synergy Brands Inc. is a holding company that principally operates through a wholly owned subsidiary, PHS Group Inc. ("PHS") in the wholesale distribution of nationally known brands and proprietary private label Groceries and Health and Beauty Aid (HBA) products, focusing on the sale of nationally known brand name consumer products manufactured by major U.S. manufacturers. The company has begun focusing on the grocery private label market in FY 2006, specifically in baking mixes and spices. The Company also owns a wholly owned subsidiary Gran Reserve Corporation that operates in the wholesale, retail and online sales of Premium hand made cigars and accessories.

Synergy Brands also owns 20% of the outstanding common stock of Interline Travel and Tours, Inc. (www.perx.com). PERX provides cruise and resort hotel packages through a proprietary reservation system to airline employees and their retirees. PERX is believed to be the largest Company in this sector of the travel industry. Synergy believes that its capital investment in this unique travel company could provide for material future capital appreciation relative to the Company's current market capitalization. Synergy Brands does not manage PERX's day-to-day operations.

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

                                                           GRAN RESERVE     OPERATING    CONSOLIDATED
                                             PHS GROUP     CORPORATION      SEGMENTS        RESULTS
    1st Quarter ended 3/31/07

 Revenue                                    17,225,884         387,829      17,613,713     17,613,713
 Gross Profit                                1,298,645         115,131       1,413,776      1,413,776
 SG&A                                          623,990         172,114         796,104      1,065,673
 Operation Profit (loss)                       671,034         (96,097)        574,937        303,345
 Net Profit (loss) attributable to common      259,002         (96,301)
shareholders from continuing operations                                        162,701       (289,330)
 Per Share continuing operations                  0.03           (0.01)           0.02          (0.04)
 Non Cash Charges                                3,621          41,196          44,817         87,808
 Financing & Dividend Charges                  408,905                         408,905        670,683
 Income  Tax Expense                                                                           46,782
 EBITDA                                        671,528         (55,105)        616,423        515,943
 Per Share                                        0.09           (0.01)           0.08           0.07
 Net  loss from discontinued operations                                                        (6,213)
 Per share discontinued operations                                                              (0.00)
 Net loss attributable to common
shareholders                                                                                 (295,543)
 Per Share                                                                                      (0.04)

    1st Quarter  ended 3/31/06

 Revenue                                     14,487,003        391,152      14,878,155     14,878,155
 Gross Profit                                   961,519        112,852       1,074,371      1,074,371
 SG&A                                           571,191        219,214         790,405      1,007,214
 Operation Profit (loss)                        387,124       (145,476)        241,648        (11,477)
 Net Profit (loss) attributable to common        93,599       (145,449)
shareholders from continuing operations                                        (51,850)      (465,522)
 Per Share continuing operations                   0.02          (0.03)          (0.01)         (0.10)
 Non Cash Charges                                 3,204         41,196          44,400        181,034
 Financing & Dividend Charges                   293,133                        293,133        468,647
 Income Tax Expense                                                                            37,828
 EBITDA                                         389,936       (104,253)        285,683        221,987
 Per Share                                         0.09          (0.02)           0.07           0.05
 Net loss from discontinued operations                                                         (3,414)
 Per share discontinued operations                                                              (0.00)
 Net loss attributable to shareholders                                                       (468,936)
 Per Share                                                                                      (0.10)

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Synergy Brands Related Links:

For the full 10Q filing and media presentation please visit www.sybr.com, for Cigar sites visit www.cigargold.com and www.cigarsaroundtheworld.com; for Salon products visit www.BeautyBuys.com; for Interline Travel visit www.perx.com.

Forward-looking statements:

This press release and Company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1994. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", 'forecast", "may", "will", "should", "expect", "assume", "believe" and other derivations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected business activities and goals, revenues, earnings, non-GAAP measures of operations, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks or uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities & Exchange Commission (ww.sec.gov) including Forms 10K and 10Q that can be found at www.sybr.com .

Contact: Beverly Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12
                  bjedynak@janispr.com